Exhibit 99.1

OptimizeRx Ranked Number 432 Fastest-Growing Company in North America on Deloitte’s 2020 Technology Fast 500™

Attributes 217% Revenue Growth to Rapidly Expanding Digital Health Platform

ROCHESTER, Mich. – November 18, 2020 – OptimizeRx Corp. (Nasdaq: OPRX), a leading provider of digital health solutions for life science companies, has ranked 432 on Deloitte’s Technology Fast 500™, a ranking of the 500 fastest-growing technology, media, telecommunications, life sciences and energy tech companies in North America. OptimizeRx grew revenue 217% from 2016 to 2019.

OptimizeRx CEO William Febbo credits the company’s innovative digital health solutions, expanding client base and dedicated team with the company’s 217% revenue growth. He stated: "It is an honor to be recognized by Deloitte as one of the nation’s fastest growing companies. Our team has worked tirelessly and vigorously to get the company to where it is today. The company’s strong growth is a testament to our mission in providing quality, affordable healthcare solutions to both patients and physicians, especially in this post COVID world. We are positioned very well to capitalize on our near-term growth opportunities as we continue to provide long-term value for our shareholders.”

Paul Silverglate, vice chairman, Deloitte LLP and U.S. technology sector leader, commented: “For more than 25 years, we’ve been honoring companies that define the cutting edge and this year’s Technology Fast 500 list is proof positive that technology — from software and digital media platforms, to biotech — truly does permeate so many facets of our lives. We congratulate this year’s winners, especially during a time when innovation is needed more than ever to address the monumental challenges posed by the pandemic.”

“Each year the Technology Fast 500 listing validates how important technology innovation is to our daily lives. It was interesting to see this year that while software companies continued to dominate, biotech companies rose to the top of the winners list for the first time, demonstrating that new categories of innovation are accelerating in the pursuit of making life easier, safer and more productive,” said Mohana Dissanayake, partner, Deloitte & Touche LLP, and industry leader for technology, media and telecommunications, within Deloitte’s audit and assurance practice. “We extend sincere congratulations to these well-deserved winners — who all embody a spirit of curiosity, and a never-ending commitment to making technology advancements possible.”

OptimizeRx recently reported that its revenue for the third quarter of 2020 increased 110% to a record $10.5 million versus the same year-ago quarter. The result keeps the company on track for another year of record growth in an expanding addressable market.

About Deloitte’s 2020 Technology Fast 500™

Now in its 26th year, Deloitte’s Technology Fast 500 provides a ranking of the fastest-growing technology, media, telecommunications, life sciences and energy tech companies — both public and private — in North America. Technology Fast 500 award winners are selected based on percentage fiscal year revenue growth from 2016 to 2019.

In order to be eligible for Technology Fast 500 recognition, companies must own proprietary intellectual property or technology that is sold to customers in products that contribute to a majority of the company’s operating revenues. Companies must have base-year operating revenues of at least $US50,000, and current-year operating revenues of at least $US5 million. Additionally, companies must be in business for a minimum of four years and be headquartered within North America.

About Deloitte

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”), its network of member firms, and their related entities. DTTL and each of its member firms are legally separate and independent entities. DTTL (also referred to as “Deloitte Global”) does not provide services to clients. In the United States, Deloitte refers to one or more of the US member firms of DTTL, their related entities that operate using the “Deloitte” name in the United States and their respective affiliates. Certain services may not be available to attest clients under the rules and regulations of public accounting. Please see www.deloitte.com/about to learn more about our global network of member firms.

About OptimizeRx
OptimizeRx is a digital health company that provides communications solutions for life science companies, physicians and patients. Connecting over half of healthcare providers in the U.S. and millions of patients through a proprietary network, the OptimizeRx digital health platform helps patients afford and stay on medications. The platform unlocks new patient and physician touchpoints for life science companies along the patient journey, from point-of-care, to retail pharmacy, through mobile patient engagement.

For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

OptimizeRx Contact
Doug Baker, CFO
Tel (248) 651-6568 (x807)
dbaker@optimizerx.com

Media Contact

Maira Alejandra, Media Relations Manager

Tel (754) 245-7070

malejandra@optimizerx.com

Investor Relations Contact
Ron Both, CMA
Tel (949) 432-7557
oprx@cma.team